EXHIBIT 10.7

CONSULTING SERVICES AGREEMENT
(JCP Realty Advisors, LLC)
THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into effective as of July 24, 2014 (the “Effective Date”), by and between IMH Financial Corporation, a Delaware corporation (“IMH”), and JCP Realty Advisors, LLC, a Delaware limited liability company (the “Consultant”).
RECITALS
A.    IMH desires to retain the Consultant to provide advice to, and consult with, IMH with respect to the Consulting Services on the terms and conditions set forth in this Agreement, and the Consultant desires to accept such engagement from IMH and to perform the Consulting Services on the terms and conditions set forth in this Agreement.
B.    IMH acknowledges and agrees that (i) the Consultant’s responsibilities under this Agreement are advisory only and that the Consultant has no responsibility or right to assist IMH in implementing or effecting any transaction, and (ii) in the event that IMH elects to implement or effect any transaction pertaining to the Consulting Services or otherwise, IMH shall do so independent of the Consultant and through other consultants selected by IMH, including, without limitation, legal counsel, auditors, financial advisors and underwriters, among other qualified experts.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Engagement.
1.1    Initial Term. As of the Effective Date, IMH hereby engages the Consultant, and the Consultant accepts such engagement, upon the terms and conditions hereinafter set forth, for the period (a) commencing on the Effective Date, and (b) expiring three (3) years thereafter on July [ ], 2017, except as otherwise permitted by the terms of this Agreement (the “Initial Term”). As used in this Agreement, the “Term” shall mean the Initial Term, together with any Renewal Term (as defined below).
1.2    Renewal Term. Upon the expiration of the Initial Term, provided this Agreement has not been terminated by IMH or the Consultant pursuant to the terms of this Agreement, the Initial Term shall be automatically extended for successive two (2) year terms (each, a “Renewal Term”) unless either IMH or the Consultant gives the other a written notice of non-renewal at least two hundred and seventy days (270) days prior to the expiration of the Initial Term or the applicable Renewal Term (the “Non-Renewal Notice”). If any such Notice of Non-Renewal is not given, this Agreement shall immediately and automatically renew and shall terminate at the end of the then applicable Renewal Term.
2.    Title. The Consultant’s title shall be “Strategic Consultant, Business Development” for IMH.
3.    Consulting Services.
3.1    Included Services. Subject to Section 3.2:
3.1.1    General. To the extent requested by IMH, the Consultant shall provide strategic and business development advice to IMH, including, without limitation, (i) identifying, structuring, and analyzing investment opportunities, including, without limitation, such opportunities related to the utilization of IMH’s net operating loss carryforward, (ii) assisting IMH with managing and liquidating its assets, (iii) assisting and advising IMH in seeking recoveries from non-performing assets, and (iv) otherwise being available to the IMH Board and the Chief Executive Officer of IMH to provide strategic advice. In addition, to the extent that the Consultant becomes aware of lending opportunities (whether in the form of senior loans, mezzanine financing, preferred equity, or otherwise) of a size, nature, and geography that it believes is consistent with IMH’s business plans, the Consultant will inform IMH thereof, and at IMH’s request, will use reasonable efforts to facilitate IMH’s participation therein.
3.1.2    Transactional Advice.
(i)    Capital Advisory. In the event that IMH plans to seek debt or equity capital and requests the Consultant’s advisory services in connection therewith, the Consultant will provide IMH such services, and IMH and the Consultant will enter into a written customary agreement therefor, which agreement will include customary and market standard compensation to, and indemnity of, the Consultant.
(ii)    Development Services. In the event that IMH develops any real property and requests the Consultant’s advisory services in connection therewith, the Consultant will provide IMH such services, and IMH and the Consultant will enter into a written customary and market standard agreement therefor, which agreement will include customary compensation (which shall not be less than 1% of development costs) to, and indemnity of, the Consultant.
The consulting services provided pursuant to this Section 3.1 shall be referred to herein as the “Consulting Services”, it being agreed and acknowledged that (i) all decisions and actions of IMH shall be made by IMH in its discretion and not by the Consultant, (ii) all advice of a tax, accounting or legal nature shall be made by qualified experts engaged by IMH and not by the Consultant, (iii) subject to clause (v) below, all services requiring a registered broker-dealer, investment adviser or underwriter shall be provided by such licensed persons and not by the Consultant, (iv) subject to clause (v) below, in no event shall the Consultant provide any of the Excluded Services (as defined below) to IMH nor shall IMH expect any of the Excluded Services to be a part of the Consulting Services to be rendered to IMH and (v) in the event that the Consultant becomes properly licensed in all applicable jurisdictions to render some or all of the Excluded Services and such license is in good standing, upon the written request of IMH, the Consultant may provide the Excluded Services to IMH upon the subsequent, mutual written agreement between IMH and the Consultant (the “Conditions to Providing the Excluded Services”).
3.2    Excluded Services. Except upon IMH’s written approval of the Conditions to Providing the Excluded Services, the Consulting Services to be rendered by the Consultant to IMH shall not include any services the provision of which requires a license as a registered broker-dealer, investment adviser or underwriter. Any such services shall collectively constitute “Excluded Services” hereunder. To the extent that IMH elects to implement or effect any securities transaction pertaining to the Consulting Services or otherwise, IMH shall do so independent of the Consultant and through other consultants, including, without limitation, legal counsel, auditors, financial advisors and underwriters, as applicable, among other qualified experts.
4.    Reporting; Time Commitment.
4.1    Reporting. The Consultant shall report directly to the IMH Board of Directors (the “IMH Board”) and the Chief Executive Officer of IMH.
4.2    Time Commitment. During the Term, the Consultant shall devote such amount of the Consultant’s business time, energy and skill to the Consulting Services as may be reasonably necessary to perform the Consulting Services.
5.    Representations, Warranties and Covenants.
5.1    The Consultant. The Consultant represents, warrants and covenants to IMH as follows:
5.1.1    Organization. The Consultant is duly organized, validly existing and in good standing under the laws of its organization and has the requisite power and authority to carry on its business as now being conducted.
5.1.2    Authority; Binding Obligation. The Consultant has all requisite power and authority to enter into this Agreement and perform the Consulting Services. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of the Consultant. This Agreement has been duly executed and delivered by the Consultant and, assuming due execution and delivery by IMH, constitutes the valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
5.1.3    Conduct. The Consultant shall perform the Consulting Services in a diligent, timely and competent manner. The Consultant has not held itself out as (x) a broker-dealer, or as a person qualified to render the services of a broker-dealer, or (y) a party willing or able to execute trades or assist others in routing or completing securities transactions. Upon the expiration or earlier termination of the Term, at the request of IMH, the Consultant shall return to

IMH all property received by the Consultant in connection with providing Consulting Services hereunder then in the Consultant’s possession.
5.1.4    Location. The Consultant shall (i) primarily work remotely from the Consultant’s own office in Los Angeles, California; however, as reasonably requested by IMH from time to time, the Consultant shall work from IMH’s office in Scottsdale, Arizona (the “Scottsdale Office”), and (ii) be expected to travel from time to time in the course of performing the Consulting Services.
5.1.5    Members of Consultant. Each of Jay Wolf (“Wolf”) and Alex Krys (“Krys”) is a member of the Consultant, and substantially all of the Consulting Services for, on behalf of, and through the Consultant shall be performed by a combination of Wolf and Krys; provided, that, upon the reasonable request of IMH that a particular portion of the Consulting Services be performed primarily by Wolf, Consultant shall use its commercially reasonable efforts to cause such portion to be performed primarily by Wolf.
5.2    The Company. IMH represents, warrants and covenants to the Consultant as follows:
5.2.1    Organization. IMH is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on IMH’s business as now being conducted.
5.2.2    Authority; Binding Obligation. IMH has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of IMH. This Agreement has been duly executed and delivered by IMH, and, assuming due execution and delivery by the Consultant, constitutes the valid and binding obligation of IMH, enforceable against IMH in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
6.    Consulting Fees and Expenses; Benefits.
6.1    Consulting Fees. During the Term, subject to the terms of this Agreement, as payment and consideration for the Consultant’s performance of the Consulting Services to IMH, IMH shall pay the Consultant the consulting fees set forth in this Section 6, with no duplication of amounts intended (collectively, the “Consulting Fees”) subject to and in accordance with the terms, conditions, qualifications and timing set forth in this Section 6.
6.2    Base Consulting Fee.
6.2.1    Amount. During the Term, for so long as the Consultant is providing the Consulting Services, the Consultant shall receive an aggregate annual base consulting fee of Six Hundred Thousand Dollars ($600,000) (the “Base Consulting Fee”).

6.2.2    Adjustment. The amount of the Base Consulting Fee shall be reviewed by the IMH Board annually and may be adjusted upward (but not downward) at such time.
6.2.3    Payment Timing; Other. From and after the Effective Date and during the Term, the Base Consulting Fee shall be payable by IMH one- twelfth (1/12) per month in accordance with IMH’s normal business practices, but in no event less frequently than monthly.
6.3    Bonus. Promptly following the end of each calendar year, the IMH Board shall review the Consultant’s performance for such calendar year (e.g., with respect to business development services, capital advisory services, asset sales and acquisitions, originating investment opportunities for the Company, etc.), and may, in its discretion, pay a bonus to the Consultant based on the Consultant’s performance for such year; provided, that, in no event shall any bonus under this Section 6.3 be paid to the Consultant later than the first March 15 following the end of the calendar year to which such bonus relates.
6.4    Additional Consulting Fees. In addition to fees payable pursuant to Section 6.2 or agreements entered into pursuant to Section 3.1.2, the compensation pursuant to Section 6.3, or as otherwise agreed upon by IMH, IMH shall pay to the Consultant the following:
6.4.1    Origination Fee. Subject to Section 3.2, with respect to any loans or investments in preferred equity or mezzanine securities made by IMH or any of its affiliates, which loans or investments arose from opportunities originated or identified by Consultant: (i) a fee equal to 1.5% of the total amount or gross amount of any such investments or loans which have a scheduled maturity date of greater than two (2) years; and (ii) a fee equal to 1% of the total amount or gross amount of any such loans which have a scheduled maturity date of two (2) years or less. If any third party broker or other financial intermediary is involved in any such loans or investments, then Consultant shall only be entitled to fifty percent (50%) of above-described fees.
6.4.2    Legacy Asset Incentive Fee. Subject to Section 3.2, a fee (the “LAIF”) equal to 5.5% of the positive difference derived by subtracting: (i) 110% of the December 31, 2010 valuation mark (''Base Mark") (as reflected in IMH’s audited financial statements included in its Annual Report on Form 10-K for its fiscal year ended December 31, 2010) of any asset held by IMH or any of its subsidiaries as of such date, whether REO or loan, from (ii) its ultimate realized gross recovery value at the time of disposition by IMH or its subsidiary. This fee (i) will be calculated on an asset-by-asset basis and the Consultant will not offset any sales that generate proceeds below 110% of the Base Mark against sales that generate proceeds above 110% of the Base Mark and (ii) with respect to the disposition of an asset for which the Consultant is entitled to a fee pursuant to this Section 6.4.2, will be offset to the extent that the Consultant is entitled to receive a fee in connection with such disposition pursuant to its fee sharing agreement with New World Realty Advisors LLC, dated as of June 7, 2011.
6.4.3    Payment Frequency. Any additional consulting fees due to the Consultant under this Section Error! Reference source not found. shall be paid, with respect to a fee based on a transaction, upon consummation thereof and, in all other cases, no less frequently than quarterly in accordance with IMH’s business practices.

6.5    Expenses. The Consultant shall be entitled to reimbursement promptly by IMH for all reasonable and actually incurred business expenses that the Consultant incurs on behalf of IMH during the Term in performing the Consulting Services; provided, that, the Consultant shall provide to IMH reasonable documentation in accordance with IMH’s expense reimbursement policies in effect from time to time.
7.    Termination; Termination Fees; and Related Matters.
7.1    Termination. The Consultant’s Consulting Services may be terminated at any time, at the option of either Party, subject only to any applicable termination obligations set forth in this Section 7. Upon any termination hereunder, the Term shall automatically expire.
7.2    [Intentionally Omitted]
7.3    Rights Upon Termination.
(i)    Payment of Benefits Earned Through Date of Termination. Upon any termination of the Consultant, the Consultant shall in all events be paid all accrued but unpaid Base Consulting Fees. Any and all amounts due pursuant to this Section 7.3(i) shall be paid no later than thirty (30) calendar days following the Consultant’s termination. The Consultant shall also retain all rights (if any) with respect to vested equity-based awards as may be provided to the Consultant under the circumstances under any applicable grant or award agreement, and shall be entitled to all other benefits in which the Consultant is specifically eligible to participate and specifically applicable to the Consultant under this Agreement.
(ii)    Non-Renewal. In the event IMH gives the Consultant a Non-Renewal Notice pursuant to Section 1.2, IMH shall, in addition to paying the amounts set forth in Section 7.3(i), if the Consultant executes a Separation Agreement within the time periods described in Section 7.3(vi):
(A)    pay to the Consultant, pursuant to Section 6.4.2, a LAIF in relation to the sale of any asset that is under contract or substantially negotiated as of the Date of Termination; and
(B)    take whatever action is reasonably necessary to cause the Consultant to become vested as of the Date of Termination in all warrants, stock options, restricted stock grants, and all other equity-based awards that may have been granted by IMH, if any, to the Consultant and be entitled to exercise and continue to exercise all such warrants, stock options and all other equity-based awards, if any, having an exercise schedule in accordance with their terms and to retain such grants and awards to the same extent as if they were vested upon termination of the Consultant in accordance with their terms.
For purposes of this Section 7.3(ii) and 7.3(iii) below, the sale of an asset shall be deemed to be “substantially negotiated” if the parties have reduced any of the proposed terms thereof to writing (whether in the form of a letter of intent, term sheet, purchase agreement or otherwise).

(iii)    Termination by IMH or by the Consultant Due to Breach by IMH. In the event IMH or any successor to IMH terminates the Consultant (other than pursuant to Section 7.3(ii) or Section 7.3(iv)), or if the Consultant terminates due a material breach by IMH of a material obligation hereunder (subject to Section 12), IMH shall, in addition to paying the amounts provided under Section 7.3(i), pay to the Consultant, in one lump sum, an amount equal to the remaining Base Consulting Fees that otherwise would be payable to the Consultant for the remainder of the Term in the absence of such termination. In order to receive this payment, the Consultant must execute a Separation Agreement (as defined below) within the time periods described in Section 7.3(vi). The lump sum payment called for by this Section 7.3(iii) shall be paid at the time specified in Section 7.3(vi). If the Consultant executes the Separation Agreement within the time periods described in Section 7.3(vi), IMH shall also (a) pay to the Consultant, pursuant to Section 6.4.2, a LAIF in relation to the sale of any asset that is under contract or substantially negotiated as of the Date of Termination; and (b) take whatever action is reasonably necessary to cause the Consultant to become vested as of the Date of Termination in all warrants, stock options, restricted stock grants, and all other equity-based awards that may have been granted by IMH, if any, to the Consultant and be entitled to exercise and continue to exercise all such warrants, stock options and all other equity-based awards, if any, having an exercise schedule in accordance with their terms and to retain such grants and awards to the same extent as if they were vested upon termination of employment in accordance with their terms.
(iv)    Termination by the Consultant or by IMH Due to Breach by the Consultant. In the event Consultant terminates this Agreement other than a termination pursuant to Section 7.3(iii) or IMH terminates this Agreement due a material breach by Consultant of a material obligation hereunder (subject to Section 12), the Consultant shall receive the amounts set forth in Section 7.3(i) in full satisfaction of all of the Consultant’s entitlements from IMH. All equity-based awards not vested as of the Date of Termination, if any, shall terminate (unless otherwise provided in the applicable award agreement), and the Consultant shall have no further entitlements with respect thereto.
(v)    Clarification Regarding Treatment of Options and Restricted Stock or Units. The warrants, stock options and restricted stock or unit agreements (the “Equity Award Agreements”) that the Consultant may receive from IMH, if any, may contain language regarding the effect of a termination of the Consultant under certain circumstances.
(A)    Notwithstanding such language in the Equity Award Agreements, if any, for so long as this Agreement is in effect, IMH shall be obligated, if the terms of this Agreement are more favorable in this regard than the terms of the Equity Award Agreements, if any, to take the actions required under Sections 7.3(ii)(B) and 7.3(iii) hereof upon the happening of the circumstances described therein. Those sections provide that in certain situations IMH shall cause the Consultant to become vested as of the Date of Termination in all or certain equity-based awards that may be granted by IMH, if any, and that such equity-based awards, if any, will thereafter be subject to the provisions of the applicable Equity Award Agreement, if any, as it applies to vested awards, if any, upon a termination. For purposes of clarification, although a warrant or option grant may vest in accordance with these above-referenced Sections, such warrant or option shall thereafter be exercisable only for so long as the related grant agreement provides.

(B)    During the Term, any warrants or stock options, if any, issued to the Consultant shall provide that if the Consultant is terminated in any manner which gives rise to an obligation under this Agreement to cause the acceleration of vesting thereof, then in such event such warrants or stock options, if any, may be exercised by the Consultant by having the applicable exercise price (but not any tax withholding obligations) satisfied in a cashless manner.
(vi)    Separation Agreement Required; Time of Payment. As set forth above, in order to receive any payments or benefits pursuant to Section 7.3(ii) or 7.3(iii), the Consultant must execute a separation agreement (the “Separation Agreement”), which Separation Agreement shall include a mutual general release of any and all claims that the Consultant had, has or may have in connection with the Consultant’s Consulting Services with IMH, as well as a release of any claims that IMH had, has or may have against the Consultant. The Separation Agreement shall be in a commercially reasonable form and be provided by IMH to the Consultant within five (5) days following the Consultant’s Separation from Service (defined below). The Separation Agreement must be executed and returned to IMH within the thirty (30) day period thereafter that will be described in the Separation Agreement. The Separation Agreement may not be executed prior to the Consultant’s last day of rendering any Consulting Services. The lump sum payments called for by Section 7.3(ii) and 7.3(iii) shall be paid within five (5) days following the Consultant’s execution and delivery of the Separation Agreement; provided, that, notwithstanding the foregoing, if the thirty (30) day period specified in the Separation Agreement spans two calendar years, such lump sum payments shall commence in the second calendar year.
7.4    Notice of Termination. The Non-Renewal Notice pursuant to Section 1.2 or of any termination of the Consultant shall be communicated by written notice (a “Notice of Termination”) from one party hereto to the other party hereto in accordance with this Section 7 and Section 10.11.
7.5    Date of Termination. “Date of Termination,” with respect to any termination of the Consultant’s engagement during the Term, shall mean (i) if the Consultant’s engagement with IMH is duly terminated by IMH due to material breach of this Agreement by the Consultant or by the Consultant for any reason, the date on which a Notice of Termination is given which complies with the requirements of Section 7.4, and (ii) if the Consultant is terminated by IMH for any other reason, the date specified in the Notice of Termination.
7.6    Nature of Payments. The amounts due under this Section 7 are in full satisfaction of all claims the Consultant may have in respect of the Consultant’s engagement by IMH and are provided as the sole and exclusive benefits to be provided to the Consultant or the Consultant’s beneficiaries in respect of the Consultant’s termination of this engagement from IMH.
7.7    Interpretation. If this engagement is terminated in order that Wolf may become a full-time executive officer of IMH, the Consultant shall not be entitled to any termination or other benefits pursuant to this Agreement as a result thereof other than as provided in Section 7.3(i).

8.    Relationship. IMH and the Consultant intend (a) that this Agreement shall be a consulting agreement and not an employment agreement, and (b) that the Consultant shall be an independent contractor and not an employee. The Consultant (and all employees and members thereof) shall operate at all times as an independent contractor of IMH. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group between the Consultant and IMH.
8.1    No Authority to Supervise. While IMH’s personnel may from time to time assist the Consultant in rendering the Consulting Services (if and when IMH may reasonably direct), the Consultant, in such capacity, shall have no authority to supervise, direct, hire, fire or make other management decisions regarding such personnel.
8.2    Office and Services. IMH shall provide the Consultant with private office space at the Scottsdale Office, as well as internet access, a computer, a telephone, facsimile services, cell phone service, access to an executive assistant, a garage parking space, an access pass to the Scottsdale Office building and facilities, and photocopy services in order to accommodate the Consultant’s performance of the Consulting Services.
8.3    Taxes. The Consultant and IMH agree that the Consultant (and all of the Consultant’s employees and members) is not an employee of IMH for state or federal tax purposes. The Consultant (and all of the Consultant’s employees and members) shall be solely responsible for any and all income, unemployment, social security, worker’s compensation, FICA or any other taxes or amounts payable with respect to the Consulting Fee and any and all other compensation paid or provided to the Consultant pursuant to this Agreement. The Consultant shall indemnify, defend and hold harmless IMH from and against any tax or other liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including, without limitation, defense costs, arising out of the Consultant’s failure to pay any taxes due from the Consultant with respect to any such payment.
8.4    Workers’ Compensation and Unemployment Insurance. The Consultant (and the Consultant’s employees and members) is not entitled to worker’s compensation benefits or unemployment compensation benefits provided by IMH. The Consultant shall be solely responsible for the payment of the Consultant’s (and the Consultant’s employees and members) worker’s compensation, unemployment compensation, and other such payments for the Consultant (and the Consultant’s employees and members). IMH shall not be obligated to pay for worker’s compensation for the Consultant (or the Consultant’s employees or members), contribute to a state unemployment fund for the Consultant, or pay the federal unemployment tax for the Consultant or pay for any health insurance benefits for the Consultant (or the Consultant’s employees or members).
9.    Protective Covenants.
9.1    Confidential Information; Inventions.
9.1.1    Process. The Consultant (and the Consultant’s employees and members) shall not use (except to the extent that such use is directly related to and required by the

Consultant’s performance of the Consulting Services) or disclose at any time, either during the Term or thereafter, any Confidential Information (as defined below) of IMH of which the Consultant (or any employee or member thereof) is or becomes aware, whether or not such information is developed by the Consultant(or any employee or member thereof). The Consultant shall take (and shall cause the Consultant’s employees and members to take) all reasonable steps to safeguard Confidential Information of IMH in the Consultant’s (or the Consultant’s employees and members) possession and to protect IMH against disclosure, misuse, espionage, loss and theft. The Consultant (and the Consultant’s employees and members) shall deliver to IMH at the end of the Term or at any other time IMH may request the same from the Consultant (and the Consultant’s employees and members), all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information of IMH or the Work Product (defined below) of IMH which the Consultant (or the Consultant’s employees and members) may then possess or have under the Consultant’s (or the Consultant’s employees and members) control. Notwithstanding the foregoing, the Consultant (and the Consultant’s employees and members) may truthfully respond to a lawful and valid subpoena or other legal process, but shall give IMH prior written notice thereof and shall, as much in advance of the return date as possible, make available to IMH’s counsel the documents and other information sought, and shall reasonably assist IMH’s counsel in resisting or otherwise responding to such process.
9.1.2    Scope. As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by IMH (together with its affiliates) in connection with its business, including, without limitation, information, observations and data obtained by the Consultant (or the Consultant’s employees and members) while providing the Consulting Services to IMH and its affiliates (including any such information obtained prior to the Effective Date) concerning (i) the business or affairs of IMH, (ii) its products or services, (iii) its fees, costs and pricing structures, (iv) its data and intellectual property, (v) its analyses, (vi) its drawings, photographs and reports, (vii) its computer software, including operating systems, applications and listings, (viii) its flow charts, manuals and documentation, (ix) its data bases, (x) its accounting and business methods, (xi) its inventions, new developments, methods and processes, whether patented, patentable or unpatentable and whether or not reduced to practice, (xii) its customers and clients and customer or client lists, (xiii) its other copyrightable works, (xiv) its production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information shall not include any information that has been published (other than a disclosure by the Consultant or any employee or member thereof in breach of this Agreement) in a form generally available to the public prior to the date the Consultant proposes to disclose or use such information. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
9.1.3    Definitions. As used in this Agreement, the term (i) “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, (ii) “Work Product” shall mean all inventions, innovations, improvements, technical information, systems, scientific developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patented, patentable or unpatentable, copyrightable, registrable as a trademark, reduced to writing, or otherwise) which relate to IMH’s (together with its affiliates) actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Consultant, or any employee or member thereof (whether or not during usual business hours, whether or not by the use of the facilities of IMH, and whether or not alone or in conjunction with any other Person) while performing any Consulting Services during the Term (including those conceived, developed or made prior to the Effective Date), together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Consultant may discover, invent or originate with respect to IMH and its businesses during the Term shall be the exclusive property of IMH, and the Consultant(and all employees and members thereof) hereby assigns all of the Consultant’s (and all employees and members thereof) right, title and interest in and to such Work Product to IMH, including, without limitation, all intellectual property rights therein. The Consultant (and all employees and members thereof) shall promptly disclose all Work Product to IMH , shall execute at the request of IMH any reasonable assignments or other documents IMH may deem necessary to protect or perfect IMH’s rights therein, and shall assist IMH in obtaining, defending and enforcing its rights therein.
9.2    Enforcement. The Consulting Services are unique and the Consultant (and all employees and members thereof) has access to Confidential Information and Work Product. Accordingly, a breach by the Consultant of any of the covenants in this Section 9 would cause immediate and irreparable harm to IMH that would be difficult or impossible to measure, and any damages to IMH for any such injury would therefore be an inadequate remedy for any such breach. Therefore, in the event of any breach or threatened breach of any provision of this Section 9, IMH shall be entitled, in addition to, and without limitation upon, all other remedies IMH may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 9, or require the Consultant (and all employees and members thereof) to account for and pay over to IMH all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 9 if and when final judgment of a court of competent jurisdiction is so entered against the Consultant (or any employee or member thereof).
9.3    Underwriter Lock-Up. If, and to the extent, requested by the managing underwriter or underwriters in any underwritten public offering of securities of IMH, the Consultant hereby agrees to enter into a lock-up agreement restricting the disposition of securities held by it following the completion of any such public offering. The Consultant agrees that the period of time from which such lock-up will commence and terminate and the other terms of the lock-up shall be substantially identical to the terms and conditions that apply to the lock-up agreements entered into by the directors and executive officers of IMH; provided, however, in no event shall the term of the lock-up exceed an aggregate period of twelve (12) months.

9.4    Ownership. All software, hardware, equipment or records, including all copies or extracts of them which the Consultant (or any employee or member thereof) prepares, uses or sees during the Term in relation to the performance of the Consulting Services shall be and remain the sole property of IMH to the extent that such software, hardware, equipment or records were provided by IMH to the Consultant or made available to the Consultant by IMH.
10.    Miscellaneous.
10.1    Successors; No Assignment by the Consultant. This Agreement shall not, without the prior written consent of IMH be assignable by the Consultant, other than to a wholly owned affiliate of the Consultant. This Agreement may only be assigned by IMH to a successor to all or substantially all of the business or assets of IMH and shall be binding upon, and inure to the benefit of, such successor. IMH shall require any such successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that IMH would be required to perform it if no such succession had taken place. As used herein, “successor” or “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of IMH or to which IMH assigns this Agreement by operation of law of otherwise.
10.2    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.
10.3    Modification. This Agreement may not be amended or modified other than by a written agreement executed by IMH and the Consultant.
10.4    Complete Agreement. This Agreement (including, without limitation, the Schedules attached hereto), together with any Equity Award Agreements, now or hereafter in effect, contains the entire agreement and final understanding between the parties hereto with respect to the subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or executed, whether written or oral, with the Consultant and IMH concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against any party hereto. This Agreement constitutes an integrated agreement.
10.5    Litigation and Investigation Assistance. In addition to the Consulting Services, at the expense of IMH, the Consultant (and the Consultant’s employees and members) shall use the Consultant’s commercially reasonable efforts to cooperate in (a) the defense of IMH against any threatened or pending litigation by any Person or in any investigation or proceeding by any governmental agency that relates to any events or actions which occur during the Term, and (b) the prosecution of any claims and lawsuits brought by IMH against third parties that are currently outstanding or that may in the future be brought relating to matters which occur during the Term.

Except as requested by IMH, or as required by law or legal process, the Consultant (and the Consultant’s employees and members) shall not publicly comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving IMH (or any officer, director or employee thereof), or (ii) threatened or pending government investigations involving IMH.
10.6    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement shall not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end, the provisions of this Agreement are declared to be severable. Furthermore, in lieu of such invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
10.7    Governing Law. This Agreement shall, without regard to principles of conflict of laws, be governed by the laws of the State of Delaware as to all matters, including, without limitation, matters of validity, construction, effect and performance.
10.8    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
10.9    Attorneys’ Fees. IMH shall reimburse the Consultant for any and all attorneys’ fees and costs relating to the negotiation and execution of this Agreement. In the event of a legal dispute between the parties hereto, the prevailing party shall be entitled to receipt from the losing party of all attorneys’ fees and costs related thereto.
10.10    Jurisdiction; Waiver of Jury Trial. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought only in the state or federal courts of the State of Arizona, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT.

10.11    Notices. Any notice to be given hereunder by any party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change its address by written notice in accordance with this Section 10.11. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.
If to the Consultant:
JCP Realty Advisors, LLC
11150 Santa Monica Blvd.
Suite 1400
Santa Monica, California 90025
Attn: Mr. Jay Wolf
If to IMH:
IMH Financial Corporation
4900 North Scottsdale Road
Suite 5000
Scottsdale, Arizona 85251
Attn: Mr. Lawrence Bain
10.12    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

11.    Indemnification. To the maximum extent permitted by law, IMH and its respective successors and assigns (the “Indemnitor”) shall indemnify, protect, defend and hold harmless the Consultant (and its members, employees, representatives and agents) (the “Indemnitee”) from, for, and against any and all claims, liabilities, liens, fines, demands, lawsuits, actions, losses, damages, injuries, judgments, settlements, costs or expenses whether asserted in law or in equity and including any claims made by regulatory agencies asserted against the Indemnitee arising out of, in whole or in part, the actions or commissions of the Indemnitor, this Agreement or the Consulting Services, other than those which have arisen from the Indemnitee’s gross negligence, willful misconduct or material breach of this Agreement (hereinafter, collectively, “Claims”). The Indemnitor shall provide a legal defense with counsel reasonably approved by the Indemnitee upon the first notice the Indemnitee sends to the Indemnitor and the Indemnitor shall continue to provide such defense to the Indemnitee until the matter is fully resolved by either final judgment, settlement, or other release executed by the Indemnitee. The Indemnitor shall indemnify the Indemnitee from, for and against all Claims, including, without limitation, all legal fees, costs and expert fees and costs that the Indemnitee may directly or indirectly sustain, suffer or incur as a result thereof. The Indemnitor shall and does hereby assume on behalf of the Indemnitee, upon the Indemnitee’s written demand, the amount of any costs allowed by law, and costs identified herein, any settlement reached or any judgment that may be entered against the Indemnitee, as a result of such Claims. The obligations of the Indemnitor pursuant to this Section 11 shall survive the expiration or earlier termination of this Agreement.
12.    Notice and Opportunity to Cure. Notwithstanding anything to the contrary herein, no party shall be entitled to recover damages or to terminate the Term by reason of any breach by another party hereto of its obligations hereunder unless the breaching party fails to remedy such breach within (a) five (5) days following receipt of the non-breaching party’s notice thereof with respect to any breaches of a payment obligation, and (b) fifteen (15) days following receipt of the non-breaching party’s notice thereof with respect to any other breaches. The foregoing cure period will not apply to any representations or warranties hereunder, to breaches incapable of being cured, or to an application for injunctive relief. Repetitive breaches of the same kind and character shall not be curable.
13.    Section 409A.
13.1    Specified Employee. If the Consultant is a “specified employee” of IMH within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Consultant’s Separation from Service, the Consultant shall not be entitled to any payment or benefit pursuant to Section 7 (other than any payment that does not provide for deferred compensation within the meaning of Section 409A, or that is made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals)) until the date which is six (6) months after his Separation from Service. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Consultant upon or in the six (6) month period following the Consultant’s Separation from Service that are not so paid by reason of this Section 13.1 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Consultant’s Separation from Service.
13.2    Reimbursements. To the extent that any reimbursements pursuant to Section 6.5 or Section 10.9 are taxable to the Consultant, any reimbursement payment due to the Consultant pursuant to any such provision shall be paid to the Consultant on or before the last day of the Consultant’s taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Consultant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Consultant receives in any other taxable year.
13.3    Separation from Service. For purposes of this Agreement, the term “Separation from Service” means a termination of the Consultant’s engagement with IMH pursuant to this Agreement, determined in accordance with Treas. Reg. § 1.409A-1(h). For purposes of determining the definition of service recipient for purposes of Section 409A of the Code, (1) for purposes of determining an entity that would be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes IMH for purposes of applying Section 1563(a)(1), (2) or (3) of the Code for determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 80 percent” shall be used; and (2) for purposes of determining a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes IMH for purposes of applying Treas. Reg. § 1.414(c) 2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 80 percent” shall be used each place it appears in Treas. Reg. § 1.414(c) 2. To the extent required to ensure compliance with the requirements of Section 409A, any reference in this Agreement to “Date of Termination” shall be deemed to be a reference to “Separation from Service,” as defined above.
13.4    No Elections. The Consultant does not have any right to make any election regarding the time or form of any payment due under this Agreement.
13.5    Ban on Acceleration and Deferrals. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.
13.6    Compliant Operation. This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its respective officer or managing member thereunto duly authorized as of the Effective Date.

"IMH"

IMH Financial Corporation,
a Delaware Corporation

By:	/s/ Steven T. Darak
Steven T. Darak
Its:	Chief Financial Officer

Address for the Purpose of Notice:

4900 N. Scottsdale Rd #5000
Scottsdale, AZ 85251

“CONSULTANT”

JCP Realty Advisors, LLC,
a Delaware limited liability company

By:	/s/Jay Wolf
Jay Wolf
Its: Managing Member

Address for the Purpose of Notice:

11150 Santa Monica Blvd.
Suite 1400
Santa Monica, California 90025